News Release

FOR IMMEDIATE RELEASE	CONTACT
December 22, 2009	Craig J. Renner
301-843-8600
ACPT SHAREHOLDERS APPROVE MERGER

ST. CHARLES, MD. — American Community Properties Trust (“the Company”) (NYSE AMEX: APO) announced that the Company's shareholders voted to approve the previously announced merger between the Company and FCP/ACPT Acquisition Company, Inc., a wholly-owned subsidiary of FCP Fund I, L.P.  The announcement was made following a Special Meeting of the Company’s shareholders held today, where a quorum was present.  Holders of approximately 77.1% of the Company’s outstanding common shares voted in favor of the merger.

Additionally, shareholders voted to approve an amendment to the Company’s Amended and Restated Declaration of Trust, suspending the requirement that the Company make a minimum distribution to its shareholders in connection with net taxable income that is allocable to shareholders. The amendment makes the requirement inapplicable to the fiscal year ending December 31, 2009, and in subsequent years.  Holders of approximately 77.1% of the Company’s outstanding common shares voted in favor of the amendment.

As a sufficient number of votes were cast in favor of the merger and the Declaration of Trust amendment, no further solicitation of proxies was required.

The merger is expected to close by December 31, 2009, subject to satisfaction of various other closing conditions, including, without limitation, receipt of all third party consents that are required under the merger agreement.

About American Community Properties Trust

The Company is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services.  The Company is currently listed on the NYSE Amex under the symbol APO.  Further information about the Company is available on the Internet at www.acptrust.com.